                                                                   EXHIBIT 12
                           IRIDIUM OPERATING L.L.C.
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               ($ IN THOUSANDS)

                                            PRIOR PERIOD
                                             TO INITIAL
                                              CAPITAL
                                         CONTRIBUTION DATE        PERIODS FOLLOWING INITIAL CAPITAL CONTRIBUTION DATE
                                        ------------------        -----------------------------------------------------
                                                                                                   December 31,
                                        January 1, 1993            July 29, 1993 to          --------------------------
                                       to July 28, 1993           December 31, 1993           1994                 1995
                                       ----------------           -----------------           -----               -----
Fixed charges:
  Capitalized interest .................           -                     -                    -                    -
  Portion of rent expense representative
    of interest (1) ......................         -                    54                  264                  342
                                             --------                -----               ------                 ----
    Total fixed charges.................           -                    54                  264                  342
                                             ========                =====                =====                  ===

Earnings:
  Loss before income taxes...........         (5,309)               (6,751)             (13,309)             (21,961)
  Fixed charges, less capitalized
    interest.........................              -                    54                  264                  342
  Amortization of capitalized
    interest.........................              -                     -                    -                    -
                                             -------                 ------              ------                -----
    Earnings adjusted
      for fixed charges..............         (5,309)               (6,697)             (13,045)             (21,619)
                                            ========                 ======           =========             ========
Ratio of earnings to fixed charges...              -                     -                    -                    -
Deficiency in earnings to cover
  fixed charges......................          5,309                 6,751               13,309               21,961

                                                 PERIODS FOLLOWING INITIAL CAPITAL CONTRIBUTION DATE
                                                -----------------------------------------------------
                                                         December 31,                   Nine
                                                    ---------------------           Months Ended
                                                     1996           1997         September 30, 1998
                                                    -----          ------        ------------------
Fixed charges:
  Capitalized interest .................            28,127          163,747            247,448
  Portion of rent expense representative
    of interest (1) ......................             398            3,858              4,687
                                                     -----           ------            -------
    Total fixed charges.................            28,525          167,605            252,135
                                                   =======          =======           ========

Earnings:
  Loss before income taxes...........              (69,009)        (293,401)          (812,510)
  Fixed charges, less capitalized
    interest.........................                  398            3,858              4,687
  Amortization of capitalized
    interest.........................                    -            7,900             24,649
                                                     -----          -------            -------
    Earnings adjusted
      for fixed charges..............              (68,611)        (281,643)          (787,861)
                                                   =======         ========           =========
Ratio of earnings to fixed charges...                    -                -                  -
Deficiency in earnings to cover
  fixed charges......................               97,136          449,248          1,039,996
------------


(1)  One-third of rent expense is deemed to be representative of interest.